UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A)

OF THE SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

KYPHON INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(1)	Title of each class of securities to which transaction applies:

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Below is (1) a letter, dated July 27, 2007, from Kyphon Inc. (“Kyphon”) to its employees and (2) a list of Frequently Asked Questions for employees, both of which were sent to Kyphon employees on July 27, 2007.

July 27, 2007

Dear Kyphon Employee,

Today, Kyphon announced an agreement to be acquired by Medtronic, with the objective of combining its already-thriving spinal and biologics businesses with ours. Both our board of directors and I unanimously believe the opportunities this combination presents for our company, customers and employees are tremendous and the value created immediately for our shareholders is substantial. I want to share some insights into this historic development for our company.

Medtronic is a global leader in medical technology with businesses in several therapeutic areas, including cardiac rhythm management, diabetes, vascular, and of course, spine. In fact, every five seconds a patient somewhere in the world benefits from Medtronic’s technologies. I have no doubt that your hard work and unwavering commitment to our mission garnered their admiration and interest in us as a company. Importantly, they share our commitment to improving our patients’ quality of life through minimally invasive therapies designed to restore spinal function. Together, by merging our complementary strengths and collective resources into one organization, we will meaningfully increase our ability to ensure we continue to meet the needs of our clinician customers around the world and the patients they serve.

Through the focus we have maintained on our mission throughout our history, backed by our strong execution, our resulting success has created both career opportunities for our employees as well as significant value for our shareholders. The combination with Medtronic now offers our employees the opportunity to be part of an organization with a shared vision and the depth of resources that are increasingly beneficial for sustained success in our industry. It is through this sustained success that I believe we will offer expanded opportunities for career growth and advancement for employees of both companies.

At this point in the process, we will now work on obtaining the required regulatory and shareholder approvals necessary to close this merger, which we are targeting to occur in the first calendar quarter of 2008. As we all understand, until we receive those approvals, we won’t be able to close. Until the closing, Kyphon and Medtronic will remain separate companies and we will continue to compete. I know I can count on you to focus on our objectives, continue serving our customers with the same passion and commitment that they have come to expect from Kyphon and continue to compete vigorously in all aspects of our business against all competitors.

Attached to this email you will find a copy of the press release we issued today and a Frequently Asked Questions document, which we hope will answer some of the questions you may have. Feel free to go to your manager with any further questions. I will be hosting an all-employee teleconference this morning at 8:30 a.m. Pacific Time (5:30 p.m. Brussels Time; 12:30 a.m. Japan Time on July 28, 2007) just for our company employees, to give additional information about this combination and what it means for you. Joining me on the call will be Bill Hawkins, Medtronic’s present President and Chief Operating Officer and its incoming President and Chief Executive Officer. To participate in the call, please dial 800-523-

4097 (U.S. & Canada) or 706-902-0631 (International) and let the operator know that you are dialing in for the “Kyphon Employee Conference Call” ID# 11124630.

There will be a replay of the call available beginning Friday, July 27, 2007 from 10:00 a.m. Pacific Time (7:00 p.m. Brussels Time; 2:00 a.m. Japan Time on July 28, 2007) until Monday, July 30, 2007 at 8:59 p.m. Pacific Time (5:59 a.m. Brussels Time on July 31, 2007; 12:59 p.m. Japan Time on July 31, 2007). To access the replay recording for the conference call, please dial 800-642-1687 (U.S. & Canada) or 706-645-9291 (International) and provide ID #11124630.

Prior to the all-employee call, Bert Vandervelde will host a meeting/conference call for all international employees at 1:00 p.m. Brussels Time, 8:00 p.m. Japan Time. A complete list of international dial-in numbers is provided at the end of this letter. Please use Pincode: 760905 for each of the dial-in numbers.

After the all-employee call, Art Taylor will host a meeting for employees in Sunnyvale at 9:30 a.m. Pacific Time.

Please note that over the coming weeks, you may be contacted by members of the media, investors or the general public regarding this transaction. Because it is important we speak with one voice, please forward any calls you may receive to Julie Tracy, Chief Communications Officer at 408-548-6687 or jtracy@Kyphon.com. We will make every effort to keep you informed throughout this process with periodic updates.

I am very proud of the progress that Kyphon has made since our founding in 1994, and I sincerely thank each of you for your hard work and dedication. The good work we do every day enhances the lives of thousands of people around the world. I am confident that with Medtronic, we can accelerate our ability to positively impact physicians, patients, and our employees who have made this possible.

Best regards,

/s/ Richard W. Mott

Richard W. Mott

President and Chief Executive Officer

International Dial-In Numbers for Bert Vandervelde’s meeting/conference call:

Austria Toll. +43[0]26822056291

Belgium +32[0]22901408

Denmark +45 32714608

Finland +358[0]923139200

France +33 [0]170993209

Germany +49 [0] 69589990508

Hungary +36 [0]618893216

Ireland +353 [0]14364107

Italy +39 [0] 2303509004

Luxemburg +352 2700073409

Netherlands +31 [0] 207965009

Norway +47 21563121

Portugal +351 211201730

Spain +34 917889508

Sweden +46 [0]850520111

Switzerland +41 [0] 225927008

UK +44 02071620035

Taiwan +886 [0]221920115

Singapore +65 68232170

US Toll. +1 13343236208

Pincode: 760905

Use of Forward-Looking Statements

This letter contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward looking statements include, but are not limited to, those that use words such as “believes,” “anticipates,” “targets,” “intends,” “plans,” “may,” “estimates,” “predicts,” “future,” “contemplates” and words of similar effect. These forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking information, and are based on Kyphon’s current expectations, estimates, forecasts and projections. Factors that could cause actual results to differ materially from Kyphon’s current expectations include, without limitation, the following: Kyphon’s inability to obtain the shareholder and regulatory approvals required for the proposed transaction, or to do so in a timely manner; Kyphon’s inability to complete all closing conditions required for the proposed transaction; unexpected costs or liabilities resulting from the proposed transaction; diversion of management’s attention from the operations of the business as a result of preparations for the proposed merger; the risk that announcement of the proposed merger may negatively effect Kyphon’s relationship with its customers, suppliers, and employees; and other factors described in the section entitled “Risk Factors” in Kyphon’s filings with the U.S. Securities and Exchange Commission (“SEC”) that are available on the SEC’s website located at http://www.sec.gov, including Item 1A entitled “Risk Factors” in Kyphon’s Form 10-K for the fiscal year ended December 31, 2006, and Part II, Item 1A entitled “Risk Factors” in Kyphon’s Form 10-Q for the fiscal quarter ended March 31, 2007. Readers are strongly urged to read the full cautionary statements contained in these materials. Actual outcomes and results may differ materially from what is expressed, expected, anticipated, or implied in any forward-looking statement. Kyphon disclaims any intent or obligation to update these forward-looking statements beyond the date of this release.

Additional Information and Where to Find It

Kyphon intends to file with the Securities and Exchange Commission (“SEC”) a proxy statement and other relevant documents in connection with the proposed acquisition. KYPHON’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT KYPHON, MEDTRONIC AND THE PROPOSED TRANSACTION. Stockholders may obtain free copies of the proxy statement and other relevant documents filed with the SEC (when they become available) at the SEC’s website at www.sec.gov and at Kyphon’s website at www.Kyphon.com. In addition, stockholders may obtain free copies of the proxy statement (when it becomes available) by writing to 1221 Crossman Avenue, Sunnyvale CA 94089-2450, Attention: Julie Tracy or by emailing jtracy@Kyphon.com.

Kyphon and its directors, executive officers, certain members of management and certain employees may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. A description of the interests in Kyphon of its directors and executive officers is set forth in Kyphon’s Proxy Statement relating to its 2007 Annual Meeting of Stockholders, as filed with the SEC on April 30, 2007. Additional information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies in connection with the proposed merger, and a description of their direct and indirect interests in the proposed merger, will be set forth in the proxy statement when it is filed with the SEC.

KYPHON EMPLOYEE FAQ:

1.	What did Kyphon announce today?

Today we announced that the boards of directors of Kyphon and Medtronic, a global leader in medical technology, have approved a definitive merger agreement under which Medtronic will acquire all of the outstanding shares of Kyphon for $71.00 per share in cash. This means that if all the conditions to the transaction are satisfied, including approval of the transaction by Kyphon shareholders, Kyphon would become a part of Medtronic’s spine business, and its stock would cease trading on the NASDAQ.

2.	Who is Medtronic?

Medtronic, headquartered in Minneapolis, Minnesota, is a global medical technology company. Its spinal and biologics business, based in Memphis, is the worldwide leader in today’s spine product category and collaborates with world-renowned surgeons, researchers and innovative partners to offer state-of-the-art therapies for spinal, neurological, orthopedic and oral maxillofacial conditions. Medtronic is committed to developing affordable, minimally invasive procedures that provide lifestyle friendly surgical therapies. More information about the company and its spinal treatments can be found at www.Medtronic.com.

3.	Why is Medtronic acquiring Kyphon?

Medtronic recognizes that Kyphon is a great company with a valuable product portfolio. Medtronic, which has a long history of success in medical technology, has great respect for what we have achieved and the talents and expertise our employees possess. The combined company will accelerate the growth of Medtronic’s spinal and biologic business by leveraging Medtronic’s deep product line for modern spinal fusion with Kyphon’s proven leadership in the new product segments for interspinous products and the vertebral compression fracture (VCF) treatments. The merged entity will provide physicians with a broader range of products for use at all stages of the care continuum and expand the base of patients that can be effectively reached and treated. In addition, this combination will enable Medtronic to rapidly enter fast-growing product segments and geographies.

After a thorough and careful analysis, Kyphon’s board of directors unanimously approved the transaction with Medtronic and recommends that our shareholders vote in favor of it.

4.	What will happen to Kyphon?

At this point in the process, we will now work on obtaining the required regulatory and shareholder approvals necessary to close this merger, which we are targeting to occur in the first calendar quarter of 2008. During this time, Kyphon will continue to operate as an independent business. Once the transaction closes, Medtronic and Kyphon will work together to integrate Kyphon’s business and operations into Medtronic. Medtronic has said that they believe Kyphon is an outstanding company and that our solid foundation in the medical device industry, together with the high quality of our management and employees, will position us well for the future.

5.	How will this transaction benefit employees?

This transaction is a testament to the many accomplishments of Kyphon’s valued employees. Kyphon employees have done an excellent job in building Kyphon to where it is today and, together with Medtronic, we can accelerate Kyphon’s success and growth.

Over the long-term, we believe employees will benefit from additional career development and advancement opportunities as the combined company grows. Kyphon employees who are also shareholders will also benefit from the significant premium paid for Kyphon’s shares.

6.	How will my job be affected?

In the short-term, job responsibilities will not change, as we are targeting the transaction to close in the first calendar quarter of 2008. During this time a joint integration planning team will be working to identify how to best leverage each company’s strengths and bring our companies together. One of the most attractive features of this transaction is the opportunity for Medtronic to bring together the exceptional talent of both organizations. The two companies share similar values and we are confident that this integration will be a smooth one. We do believe that this combination will generate new opportunities for our employees.

7.	Will my manager remain the same?

Again, during the coming months as the transaction is completed and the integration is planned, significant management changes are not expected. After the companies are brought together, any management changes within the various Kyphon departments will be determined by the specifics of the integration plan. Both Kyphon and Medtronic have solid teams and processes, and the integration will be planned carefully in order to realize the benefits of this transaction quickly and efficiently. We are committed to providing updates throughout the process as appropriate to keep everyone informed of the latest developments.

8.	Will there be new opportunities for employees in terms of jobs and relocation? Will I be asked to relocate? Will I have the opportunity to relocate?

Over the long-term, we believe employees of the combined company will benefit from additional career development and advancement opportunities as the organization continues to grow. This is one of the significant benefits of being part of the larger, growing, market-leading company that Medtronic represents. Specific relocation opportunities or requests will be a part of the integration plans.

9.	What happens to my current benefits and compensation? Stock options? ESPP?

Your current benefits and compensation, including bonus and commission plans, will remain in effect through the integration process. After the close of the transaction, Kyphon employees will be enrolled in Medtronic’s benefit plans. U.S. employees will have the opportunity to select from the various benefit options that Medtronic offers. With respect to pay, U.S. Kyphon employees’ jobs, pay structures, and bonus plans will be mapped to comparable Medtronic jobs and compensation plans. It is expected that pay for comparable jobs within Medtronic would be similar to that within Kyphon. In countries outside the U.S., compensation and benefits matters will be handled in line with statutory requirements and local guidelines and regulations.

Existing Kyphon stock options will be treated according to the terms of the Definitive Agreement with Medtronic, as follows. Vested Kyphon options will be paid out in cash upon closing. Unvested Kyphon options will be converted to Medtronic options upon closing, using the appropriate conversion factor that reflects the relative share price of the two companies. These unvested, converted options will continue to vest according to their original agreement terms. In most cases, if a Kyphon employee is terminated during the 12 months following close, or resigns for “good reason” (e.g., the new Medtronic job involves a relocation or significant reduction in job responsibilities), all of his/her remaining unvested options would vest at termination. These employees would also be eligible for a severance payment. The specifics of this process will be communicated to you prior to the close of the transaction.

The ESPP will continue to operate until the transaction closes. The next scheduled purchase date is August 31, 2007 and will proceed in accordance with the ESPP’s terms. In the event the transaction closes before the purchase date on February 28, 2008 as anticipated, your accumulated payroll deferrals for the offering period that begins on September 1, 2007 will be returned to you.

10.	Will customers be affected by this transaction?

Until the transaction closes, Kyphon and Medtronic will remain separate companies and there will be no change in their current sales representation or ordering practices for Kyphon’s products. Our customers will continue to enjoy the outstanding products and high level of service and support that they have come to expect from Kyphon. Medtronic shares our commitment to improving our patients’ quality of life, and we look forward to the enhanced opportunities we will have as a combined company.

11.	What should I say if customers ask me about the transaction?

By joining with Medtronic, we will be able to offer a greater product range to the doctors and patients who depend on us, while taking advantage of a broader and deeper research and development program that will allow us to continually improve on our line of products.

12.	What are the next steps? How long before the transaction closes?

In the coming weeks, Kyphon will file a proxy statement with the Securities and Exchange Commission (SEC). We encourage you to read the proxy statement once it is publicly available. When the SEC’s review is complete, our shareholders will be asked to vote their approval of the transaction.

Subject to satisfaction of customary closing conditions, including receipt of regulatory clearances and the approval of Kyphon’s shareholders, we expect the transaction to close in the first calendar quarter of 2008.

13.	What will happen to our management team?

Until the transaction closes, Kyphon and Medtronic must operate as two separate companies and their management teams will remain intact. A team comprised of members from both companies will plan for the integration so there will be a seamless transition when the transaction closes. Upon closing, Rich Mott will take on a new role within Medtronic reporting to Michael DeMane, Medtronic’s chief operating officer, helping with the global integration of these two businesses. Art Taylor will assume responsibility for the Kyphon business reporting to Pete Wehrly who heads Medtronic’s worldwide spine business. Rich Mott, Art Taylor, Peter Wehrly and Michael DeMane will lead the overall integration team reporting to Bill Hawkins.

14.	What happens to our headquarters?

Until the transaction closes, Kyphon and Medtronic will operate as two separate companies and will remain competitors. Accordingly, the Kyphon headquarters will remain the same, and we will communicate further details as they become available.

15.	What can employees expect over the coming months?

We expect the transaction to close in the first calendar quarter of 2008 and we will update you as appropriate through our normal communications vehicles. From an operational standpoint, it is business as usual. It is important that we all remain focused on continuing to deliver outstanding products and service that our customers have come to expect.

16.	If I have additional questions, who can I ask?

We encourage you to speak with your manager. While the merger process places some limits on what we can communicate, we will do our best to share the status of the transaction as information becomes public.

17.	What should I do if I receive a call from an investor or reporter?

As always, should you be contacted by members of the media, investors or the general public regarding this transaction, it is important that you please forward any call you may receive to Julie Tracy at 408-548-6687 or jtracy@Kyphon.com.